February 9, 1994




   WPL Holdings, Inc.
   222 West Washington Avenue
   Madison, Wisconsin  53703

   Gentlemen:

             We have acted as counsel for WPL Holdings, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 450,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), rights to purchase shares of Common Stock accompanying each share of Common Stock (the "Rights"), and interests in the Wisconsin Power and Light Company Employees' Retirement Savings Plan A and Plan B, both as amended to date (the "Plans"), which may be issued or acquired pursuant to the Plans. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 22, 1989, by and between the Company and Morgan Shareholder Services Trust Company (the "Rights Agreement").

             We have examined: (a) the Plans; (b) the Registration Statement; (c) the Company's Restated Articles of Incorporation and Restated By-laws, as amended to date; (d) resolutions of the Company's Board of Directors relating to the Plans and the issuance of securities thereunder; (e) the Rights Agreement; and (f) such other proceedings, documents and records as we deemed necessary for purposes of giving this opinion.

             Based on the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. It is presently contemplated that the shares of Common Stock to be acquired by the Plans will either be purchased in the open market or purchased directly from the Company. To the extent the shares of Common Stock acquired by the Plans shall constitute shares issued by and purchased directly from the Company, such shares of Common Stock, when issued pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section may be interpreted by a court of law.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                 Very truly yours,




                                 FOLEY & LARDNER